Exhibit 99.1

Boston Scientific Elects David Habiger to Board of Directors

MARLBOROUGH, Mass., (July 30, 2024) – Boston Scientific Corporation (NYSE: BSX) announced today the election of David Habiger to its board of directors, effective immediately.

Habiger has more than 30 years of business leadership experience and currently serves as president and chief executive officer of J.D. Power. Prior to joining J.D. Power in 2018, he founded and was a partner of Silicon Media Partners. Earlier in his career, he served as the chief executive officer for multiple private and publicly held technology companies including Textura, NDS Group and Sonic Solutions.

Habiger is a director on the Chicago Federal Reserve Board where he serves on the Governance, Human Resources and SABOR (Systems Activities, Bank Operations and Risk) Committees. He is also a director of several public and private boards and a member of the board of trustees at Rush University Medical Center. Habiger received an M.B.A. from The University of Chicago and a bachelor’s degree in business administration from St. Norbert College.

"We are pleased to expand our board of directors with an accomplished executive who brings a wealth of experience leading technology companies through times of pivotal growth," said Mike Mahoney, chief executive and chairman of the board, Boston Scientific. "We welcome Dave and look forward to his insights as Boston Scientific continues to deliver solutions that transform lives.”

About Boston Scientific
Boston Scientific transforms lives through innovative medical technologies that improve the health of patients around the world. As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high-performance solutions that address unmet patient needs and reduce the cost of health care. Our portfolio of devices and therapies helps physicians diagnose and treat complex cardiovascular, respiratory, digestive, oncological, neurological and urological diseases and conditions. Learn more at www.bostonscientific.com and connect on LinkedIn and X, formerly Twitter.

CONTACTS
Media:    Investors:
Chanel Hastings     Jon Monson
508-382-0288 (office)    508-683-5450 (office)
Media Relations    Investor Relations
Boston Scientific Corporation    Boston Scientific Corporation
Chanel.Hastings@bsci.com     BSXInvestorRelations@bsci.com